Exhibit 10.24

[PepsiCo Letterhead]

Private and Confidential

October 6, 2025

Stephen Schmitt

Dear Steve:

We are pleased to confirm our offer and your acceptance to join PepsiCo, Inc. (“PepsiCo” or the “Company”) as Executive Vice President and Chief Financial Officer, PepsiCo based in Purchase, NY, reporting directly to PepsiCo’s Chairman and Chief Executive Officer (the “CEO”).

The primary details of our offer to you are as follows:

Start Date – Your Start Date is anticipated to be on or around November 10, 2025.

Salary – Your starting annual base salary will be $900,000 (payable bi-weekly), subject to applicable taxes. Your position is not eligible for an automatic annual merit increase; instead, future adjustments to your base salary will be at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) based on a review of market and other data for comparable positions and your performance.

Executive Car Program – You will be eligible to participate in PepsiCo’s Executive Car Program. Under the terms of this program, you will receive a cash allowance to help cover the cost of your personal automobile. The current annual cash allowance for your level is $25,350 (payable bi-weekly), subject to applicable taxes.

Annual Bonus Target – Commencing with the 2025 performance year, you will be eligible for an Annual Bonus under PepsiCo’s executive incentive program with a target Annual Bonus opportunity equal to 150% of your base salary. Annual Bonuses are paid as a percentage of target depending on team and individual performance, and are contingent on your continued employment through the end of the relevant performance year. Your Annual Bonus for the 2025 performance year will be for the full year (not pro-rated based on your Start Date) and will be paid to you in the first quarter of 2026 (but not later than March 15).

Steve Schmitt
October 6, 2025

Long-Term Incentive Program – You will be eligible to participate in PepsiCo’s Long-Term Incentive Program (“LTIP”) in accordance with the terms of the LTIP.

Your 2026 target LTIP Award will have a face value of $5,000,000 and is expected to be awarded 66% in Performance Stock Units (“PSUs”) and 34% in Long-Term Cash (“LTC”). The grant date of your 2026 award will be aligned with PepsiCo’s granting policies (such date, the “2026 LTIP Grant Date”). This award can be earned between 0% and 200% and will fully vest in March 2029, contingent on your continued employment through the vesting date and subject to the same terms and conditions as the 2026 LTIP awards granted to other similarly situated executives of the Company in March 2026. This award will be based on and subject to the level of achievement of the applicable performance targets established by the Compensation Committee. The number of PSUs you will be granted under this award will be determined by dividing the face value by the fair market value of PepsiCo Common Stock on the 2026 LTIP Grant Date. PSUs will accrue dividend equivalents.

Beginning March 2026, you will participate in the ordinary course annual LTIP grant process. Your annual LTIP will be granted in the same form, using the same valuation methodology and subject to the same terms and conditions as the annual LTIP awards granted to other similarly situated executives of the Company, subject to the terms of the applicable plan.

The full terms and conditions of the 2026 LTIP Award and any future LTIP Awards will be set out in the award agreement that you will receive shortly after the grant date and that you will be required to sign and accept in order to receive the award. All LTIP Awards are made at the sole discretion of the Compensation Committee.

Sign-on Incentive – As an inducement for you to join PepsiCo, including to offset amounts that you will forfeit by resigning from your current employer, you will be eligible to receive the following Sign-on Awards:

–Sign-on Cash Award – You will receive a special Sign-on Cash Award in the aggregate amount of $3,500,000, which will be payable based on the following payment schedule.

Installment	Payment Date
$2,000,000	Start Date
$1,500,000	First anniversary of your Start Date

The above award will be payable promptly following the relevant payment date, less applicable tax withholding, and the payment will be contingent upon your continued active employment through the relevant payment date. For the avoidance of doubt, and except as set forth below, if you are not employed on the relevant payment date for any reason, the Sign-on Cash Award will not be owed to you and will not be paid.

Steve Schmitt
October 6, 2025

In the event that you resign your employment for any reason other than arising from, associated with or attributable to, a change in your position and title as Executive Vice President and Chief Financial Officer of the Company, or your employment is terminated by PepsiCo for Cause (as defined below) within 24 months after the Start Date, (i) you will be entitled to retain only that portion of such installment determined by multiplying the installment by a fraction, the numerator of which will be the number of months (including partial months where applicable) that have elapsed from the Start Date to your termination date and the denominator of which will be 24 (such amount, the “Earned Installment”), (ii) you will promptly repay PepsiCo any portion of the installment already paid to the extent it exceeds the Earned Installment, and (iii) you will forfeit any unpaid installments in excess of the Earned Installment. An installment will not be subject to repayment if the resignation or termination by PepsiCo for Cause occurs after the 24-month anniversary of the Start Date. If the termination date occurs during a month, the Earned Installment shall be calculated on a pro rata basis for the month determined as of the date of termination.

In the event that your employment is terminated by PepsiCo without Cause (as defined below) prior to a payment date of the Sign-on Cash Award per the table above, you shall be entitled to all of the Sign-on Cash Award without repayment, reduction or setoff and the Company will pay all remaining unpaid installments, which have a future payment date, promptly following your termination of employment. If, however, the installment is subject to Section 409A of the Internal Revenue Code, the installment will be paid promptly only after you have a “separation from service” (as defined in Section 409A) without Cause, provided that if you are classified as a “specified employee” of PepsiCo by Section 409A, payment of the installment for separation from service will be delayed six months as required by Section 409A.

For this purpose, “Cause” means the occurrence of any of the following acts provided they are determined in good faith and with commercial reasonableness to be materially adverse to the Company’s best interests after consideration of all the relevant facts and the totality of the circumstances: (a) knowingly breaching any contract; provided however that if such breach is reasonably capable of being cured, the Company shall first provide written notification of the occurrence of the breach to you sufficiently detailing such breach and you shall have a reasonable period of time not to exceed fifteen (15) days after your actual receipt of such notice to cure such breach to the reasonable, good faith satisfaction of the Company; (b) violating any obligation to the Company, including the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company which have been provided to you prior to the commission of such violation; (c) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of your employment with the Company; (d) committing acts involving gross misconduct in the performance of employment duties, dishonesty, fraud, illegality, or moral turpitude, or that cause or

Steve Schmitt
October 6, 2025

contribute to the need for an accounting adjustment to PepsiCo’s financial results; or (e) knowingly engaging in gross misconduct that is detrimental to or reflects unfavorably upon the Company or its brands, services, or products; provided, however that nothing in this paragraph is intended to bar you from engaging in Protected Activity. For these purposes, “Protected Activity” means that nothing in this offer shall limit: (i) your right to make truthful statements or disclosures about any facts and circumstances related to any claim or allegation of unlawful discrimination by the Company; (ii) bar you from giving testimony pursuant to a compulsory legal process or as otherwise required by law; or (iii) prohibit you from, without notice to the Company, filing a complaint or charge with a government authority, recognized self-regulatory organization or law enforcement agency (including, but not limited to, the Equal Employment Opportunity Commission and the Securities and Exchange Commission), communicating with a government authority, recognized self-regulatory organization or law enforcement agency, providing information to a government authority, recognized self-regulatory organization or law enforcement agency, participating in government authority, recognized self-regulatory organization or law enforcement agency investigations, or testifying in government authority, recognized self-regulatory organization or law enforcement agency proceedings concerning any possible legal violations or from receiving a monetary award for information provided to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

To determine whether an individual installment of the Sign-On Cash Award is subject to Section 409A (or exempt from Section 409A as a Section 409A short-term deferral) and if applicable, for purposes of 409A compliance, each individual installment is a separate and distinct award for purposes of Section 409A, and prompt payment means payment as soon as practicable (and within not more than 30 days).

–Sign-on RSU Award – You will receive a special Sign-on Restricted Stock Unit (“RSU”) award under the LTIP. The grant date for this award will be on the Start Date. This award will have a face value equal to $7,000,000, will accrue dividend equivalents, and will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, in each case contingent on your continued employment through the applicable vesting date (and with such continued employment your vested RSUs will be delivered promptly after the applicable vesting date, applying the definition of prompt payment above).. The number of RSUs you will be granted under this award will be determined by dividing the face value by the fair market value of PepsiCo Common Stock on the grant date. Shortly after the grant date, you will receive an award agreement setting out the full terms of this award that you will be required to execute in order to receive this award.

Steve Schmitt
October 6, 2025

In the event that your employment is terminated by PepsiCo without Cause (as defined above) prior to an applicable vesting date of the RSU per the terms above, any unvested installment of the RSU will vest upon your termination of employment date and, subject to the next sentence, be delivered promptly after that date. If any such installment is subject to Section 409A, the installment will be delivered promptly after your date of termination only if it constitutes a “separation from service” (as defined in Section 409A), provided that if you are classified as a “specified employee” of PepsiCo by Section 409A, payment of the installment for a separation from service will be delayed six months as required by Section 409A.

Benefits – You will be eligible to participate in PepsiCo’s health and welfare benefit programs for salaried employees, which require employee contributions based on benefit choices. If elected, your health care coverage and life/accident insurance are effective upon your Start Date and disability protection will be effective after 90 days of employment.

In addition, you will be eligible to receive from PepsiCo automatic retirement contributions to the PepsiCo Savings Plan based on your age and years of service. You will also be eligible to make contributions to the PepsiCo Savings Plan and receive PepsiCo matching contributions.

Insider Trading Policy – You will be subject to the Company’s Insider Trading Policy. As such, you may only perform transactions in PepsiCo, Inc. Common Stock during defined window periods and after obtaining approval from the Company’s Law Department and the Chief Executive Officer of the Company. You will receive further information on the Company’s Insider Trading Policy shortly after your Start Date.

Ownership Guidelines – As a result of your new role, you will be subject to the Company’s Stock Ownership Guidelines. As such, you will be required to own shares of PepsiCo, Inc. Common Stock equal to four times your annual base salary, as in effect from time to time, within five years of your Start Date (except as otherwise agreed to). Under the terms of the Stock Ownership Guidelines, you are required to hold shares needed to meet 100% of this stock ownership level until six months after your separation from service from the Company and to continue to hold shares equal to 50% of this stock ownership level from six months to 12 months after your separation from service. PepsiCo, Inc. shares or equivalents held by you or your immediate family members, in the PepsiCo Savings Plan, deferred compensation program or in trust for the benefit of immediate family members count towards satisfying the requirement. Unvested LTIP awards do not count towards satisfying the requirement.

Share Retention Policy – As a result of your new role, you will be subject to the Company’s Share Retention Policy as in effect from time to time. As such, the aggregate amount of cash that you may receive upon settlement of LTIP awards during each calendar year may be limited. You will be exempt from this requirement once you have met, and continue to meet, your ownership level under the Company’s Ownership Guidelines.

Steve Schmitt
October 6, 2025

Taxes – You will be responsible for all actual taxes on your compensation. PepsiCo may deduct and withhold from any amounts payable to you such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. Any annual bonus payment payable in the first quarter of a calendar year after the performance period will be paid no later than March 15 in order to be exempt from Section 409A of the Internal Revenue Code as a short-term deferral.

Outstanding Obligations – By signing below, you confirm that your acceptance of this offer and your employment with PepsiCo will not conflict with or result in a breach of any contractual, fiduciary or other obligation you owe to any other party, including a former employer. In the event that a former employer attempts to restrict or prevent your employment with PepsiCo through the enforcement of any obligation to which you may be bound, PepsiCo reserves the right not to contest the legality of such obligation. In such a circumstance, you may be forced to resign your employment with PepsiCo and you will not be eligible for severance benefits as a result of such resignation. Further, any legal expense incurred by you in defending such action will be solely your responsibility and not that of PepsiCo. We recommend that if you are bound by restrictive covenants or other obligations to a former employer or other party you obtain an opinion from your personal attorney regarding the enforceability of such obligations prior to accepting PepsiCo’s offer of employment.

The above describes some of the terms of your offer and compensation and benefits programs. The terms and conditions of all benefits and compensation are governed by their respective summary plan descriptions, plan documents and other legal documents, and are subject to change at any time and without advance notice.

This offer of employment is contingent upon the Company’s satisfactory verification of the information regarding your qualifications and background that you provided on your resume and application and satisfactory completion of the following:

(1)A drug screening exam per Company policy, and as permitted by applicable law, within ninety (90) days of your anticipated Start Date;

(2)Successful completion of an employment and criminal background check including a Motor Vehicle Report where applicable;

(3)Completion of the Employment Eligibility Verification form (I-9) with Human Resources. The I-9 must be completed within 3 days of your Start Date.

This offer is also contingent upon satisfactory confirmation of employment based upon information provided by individuals whom you have identified as former employer representatives.

Steve Schmitt
October 6, 2025

This document does not constitute or represent a contract of employment, express or implied. Your employment is at will. This means that there is no guarantee of employment for any period of time, and both the employer and/or the employee have the right to terminate the employment relationship at any time, for any reason, with or without notice.

Steve Schmitt
October 6, 2025

We are excited at the prospect of your joining PepsiCo and are confident you will make a significant impact. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me.

Sincerely,

/s/ Becky Schmitt
Becky Schmitt
EVP, Chief People Officer
PepsiCo, Inc.

Date: October 7, 2025

Accepted /s/ Stephen Schmitt            Date: October 6, 2025
Stephen Schmitt